Exhibit 107

Calculation of Filing Fee Tables

Form S-3

(Form Type)

Beyond Air, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered (1)		Proposed Maximum Offering Price per Share (2)	Maximum Aggregate Offering Price (1)	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid in Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to be Paid	Equity	Common Stock, par value $0.0001 per share	Rule 457(c)	626,308	(3)	$3.245	$2,032,369.46	0.00011020	$224.00	-	-	-	-
Fees Previously Paid	-	-	-	-		-	-	-	-	-	-	-	-
Carry Forward Securities
Carry Forward Securities	-	-	-	-			-			-	-	-	-
	Total Offering Amounts						$2,032,369.46		$224.00
	Total Fees Previously Paid								-
	Total Fee Offsets								-
	Net Fee Due								$224.00

(1)

Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers any additional securities that may be offered, issued or become issuable in connection with any stock split, stock dividend or similar transaction or pursuant to anti-dilution provisions of any of the securities.

(2)

Estimated solely for the purpose of calculation of the registration fee pursuant to Rule 457(c) under the Securities Act based on a per share price of $3.245, the average of the high and low reported sales prices of Beyond Air, Inc.’s (the “Company”) common stock, par value $0.0001 per share (“Common Stock”), on the Nasdaq Capital Market on August 7, 2023.

(3)	Consists of (i) 233,843 shares of Common Stock issuable upon the exercise of the warrants (the “Warrants”) issued in a private placement pursuant to that certain Loan and Security Agreement, dated June 15, 2023, including the initial Supplement referenced therein (collectively, the “Loan and Security Agreement”), by and among the Company, Avenue Capital Management II, L.P., as administrative agent and collateral agent, Avenue Venture Opportunities Fund, L.P., as a lender, and Avenue Venture Opportunities Fund II, L.P., as a lender, and (ii) 392,465 shares of Common Stock issuable upon conversion of up to $3,000,000 of the outstanding principal amount under the senior secured term loans issued by the Company pursuant to the Loan and Security Agreement, calculated by dividing such total aggregate convertible amount by 130% of the exercise price of the Warrants as of the date of this prospectus (i.e., $5.88), or $7.644.